NEWS FOR IMMEDIATE RELEASE        EXHIBIT 99.1
April 19, 2006            For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces First Quarter 2006 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the first quarter.

Net income for the quarter ended March 31, 2006 was $5.6 million and included $4.9 million in after-tax losses arising in connection with the sale of securities under the planned balance sheet repositioning previously announced, a $1.5 million after-tax gain on the sale of the Ritchie County branch offices and $0.3 million in after-tax costs associated with the restructuring of a business unit, as compared to $11.1 million for the first quarter of 2005, a 49.6% decrease. Diluted earnings per share were $0.25 for the first quarter compared to $0.48 for the same period in 2005. Core operating earnings, excluding the above-noted items, were $9.3 million or $0.42 per diluted share as compared to $11.4 million or $0.49 per share for the first quarter of 2005.

“At the end of the quarter, WesBanco established a plan to reposition its balance sheet,” stated Mr. Limbert, “by selling approximately $200 million in fixed rate securities available for sale and paying down a commensurate amount of high-cost FHLB and other short-term borrowings. While this planned repositioning was costly in the short run, with first quarter earnings reflecting a charge of approximately $8.0 million to record the impairment of securities that were to be disposed early in the second quarter, we believe WesBanco is better positioned in the current flat interest rate environment, with an expected 25 basis point increase in net interest margin, reduced reliance upon expensive short-term wholesale borrowings, and improved measures for tangible equity, efficiency, return on average assets and return on average equity. In addition, we closed on our late 2005-announced sale of four Ritchie County, West Virginia branch offices to another local bank at a net pre-tax gain of approximately $2.5 million. With these actions, WesBanco continues to focus on improving the quality of its earnings while repositioning its branch structure into higher growth markets in central and southwestern Ohio.”

Highlights for the first quarter of 2006 are as follows:

•
Net interest income for the first quarter decreased $2.5 million or 7.5% compared to the first quarter of 2005 primarily due to compression in the net interest margin, which was 3.40% compared to 3.51% for the first quarter of 2005, along with reductions in net earning assets. A flat to inverted yield curve, along with rising interest rates, particularly on the short end of the curve, contributed to the compression in net interest margin.

•
Non-interest income, net of the loss associated with the balance sheet repositioning and the gain on the sale of the Ritchie County branches, increased $1.5 million or 15.4% over the first quarter of 2005. The increase was primarily driven by a $1.3 million increase in activity charges on deposit accounts resulting from a new overdraft program introduced in the fourth quarter of 2005, higher electronic banking fees and a 9.3% increase in trust and investment management fees. The trust increase was due to higher asset values under management as well as new business.

•
WesBanco’s provision for loan losses increased $0.8 million or 43.2% over the first quarter of 2005 due to an increase in non-performing loans, primarily from a $5.0 million commercial loan participation which was placed on non-accrual in the first quarter. Net charge-offs on an annualized basis were 0.18% for the first quarter as compared to 0.14% for the first quarter of 2005. On a linked-quarter basis, net charge-offs decreased from 0.50% in the fourth quarter of 2005, which was elevated due to an increase in bankruptcies, as individuals filed in advance of new bankruptcy laws, and a $0.7 million write-down of certain underperforming commercial loans classified as held for sale at year end. The underperforming loans, totaling $6.7 million, were subsequently sold with no additional gain or loss recognized in the first quarter. The allowance for loan losses as a percentage of total loans increased to 1.10% at the end of the first quarter.

•
Non-interest expense decreased $0.3 million or 1.2% compared to the first quarter of 2005. The decrease was primarily due to a decrease in full-time equivalent employees, which was somewhat offset by an increase in health care costs. Full-time equivalent employees at the end of the first quarter were 1,165 compared to 1,358 for the first quarter of 2005. In the first quarter of 2006, WesBanco recorded a pre-tax charge of $0.5 million in severance payouts and lease termination costs associated with the restructuring of its mortgage business unit. A similar amount was recorded in the first quarter of 2005 for Winton Financial Corporation merger-related expenses.

•
Total loans decreased by $28.0 million in the first quarter as compared to the first quarter of 2005, but net of approximately $94.0 million in loan sales over the past year, loans were up approximately $34.0 million. In addition, the mix of the portfolio has changed. Residential real estate loans decreased by approximately $102.2 million ($67.8 million of which were sold in the second quarter of 2005), as WesBanco focused on reducing its overall residential loan portfolio as a percentage of total loans, selling a greater portion of new originations into the secondary market, which decrease was partially offset by an increase in commercial and commercial real estate loans of approximately $76.0 million. Consumer and home equity loans remained relatively flat in the first quarter as compared to the first quarter of 2005. Approximately $19.3 million of loans were sold in connection with the sale of the Ritchie County branch offices, in addition to the above-mentioned sale of underperforming loans.

•
Total deposits decreased by $77.6 million or 2.5% in the first quarter compared to the first quarter of 2005. The decrease in deposits was due to continued runoff in money market deposit accounts, as customer preferences in a rising rate environment have turned to short- and intermediate-term certificates of deposit and non-bank money market funds, and the sale of approximately $37.8 million of deposits in connection with the sale of the Ritchie County branches. WesBanco experienced an increase of 4.2% in average certificates of deposit and 3.7% in average non-interest bearing demand deposit accounts compared to last year, with the free checking account increase a result of an aggressive marketing campaign beginning in the fourth quarter that has resulted in the opening of over 14,000 new accounts.

•
The provision for income taxes decreased $1.6 million or 54.3% compared to the first quarter of 2005 due to a decrease in pre-tax income. Pre-tax income decreased primarily due to the securities losses associated with the balance sheet repositioning. The effective tax rate for the year is expected to range from 19.5% to 20.0%. The effective rate for core operating earnings, which are presented in the accompanying financial highlights schedules, would be expected to approximate 21.7% for the year.

•
In the first quarter of 2006, WesBanco’s dividend rate was increased 1.9% to $1.06 per share on an annualized basis ($0.265 per quarter), up from the previous rate of $1.04 per share. During the quarter, Mergent, Inc. recognized WesBanco as one of its “Mergent’s Dividend Achievers®” for 2006. As such, WesBanco is one of just 3% of all U.S. publicly listed companies to meet Mergent’s stringent criteria, including successfully delivering dividend increases to shareholders for 10 or more years. WesBanco has actually increased dividends over the last 21 consecutive years.

•
For the quarter ended March 31, 2006, WesBanco repurchased a total of 39,200 common shares at an average price of $31.39 per share. WesBanco has 98,961 shares remaining for repurchase under the current repurchase plan approved in March 2005, and 1,000,000 shares under a new plan approved in January 2006.

WesBanco is a multi-state bank holding company with total assets of approximately $4.3 billion, currently operating through 81 banking offices, two loan production offices, and 128 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2005 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

### See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights			Page 4
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
Statement of income	2006	2005	% Change
Interest income	$ 56,447	$ 54,884	2.85%
Interest expense	25,464	21,383	19.09%
Net interest income	30,983	33,501	(7.52%)
Provision for loan losses	2,640	1,843	43.24%
Net interest income after provision for
loan losses	28,343	31,658	(10.47%)
Non-interest income
Trust fees	4,058	3,714	9.26%
Service charges on deposit accounts	3,797	2,462	54.22%
Net securities (losses)/gains (1)	(7,942)	753	(1154.71%)
Other income (2)	5,501	2,602	111.41%
Total non-interest income	5,414	9,531	(43.20%)
Non-interest expense
Salaries and employee benefits	13,416	13,896	(3.45%)
Net occupancy	2,013	1,796	12.08%
Equipment	2,030	2,204	(7.89%)
Core deposit intangibles	633	663	(4.52%)
Merger-related expenses (3)	-	493	(100.00%)
Restructuring expenses (4)	540	-	100.00%
Other operating	8,180	8,077	1.28%
Total non-interest expense	26,812	27,129	(1.17%)
Income before provision for income taxes	6,945	14,060	(50.60%)
Provision for income taxes	1,361	2,980	(54.33%)
Net income	$ 5,584	$ 11,080	(49.60%)

Taxable equivalent net interest income	$ 33,303	$ 36,024	(7.55%)

Per common share data
Net income per common share - basic	$ 0.25	$ 0.48	(46.97%)
Net income per common share - diluted	$ 0.25	$ 0.48	(47.12%)
Dividends declared	$ 0.265	$ 0.26	1.92%
Book value (period end)	$ 18.98	$ 18.62	1.94%
Tangible book value (period end)	$ 12.28	$ 12.08	1.62%
Average shares outstanding - basic	21,937,948	22,992,398	(4.59%)
Average shares outstanding - diluted	21,998,750	23,043,874	(4.54%)
Period end shares outstanding	21,925,266	22,769,417	(3.71%)

Selected ratios
Return on average assets	0.52%	0.99%	(47.42%)
Return on average equity	5.45%	10.42%	(47.71%)
Yield on earning assets (5)	6.01%	5.60%	7.32%
Cost of interest bearing liabilities	2.93%	2.33%	25.69%
Net interest spread (5)	3.08%	3.27%	(5.78%)
Net interest margin (5)	3.40%	3.51%	(3.20%)
Efficiency (5)	69.25%	59.55%	16.29%
Average loans to average deposits	97.78%	96.44%	1.39%
Annualized net loan charge-offs/average loans	0.18%	0.14%	25.52%
Effective income tax rate	19.60%	21.19%	6.30%

(1) includes other-than-temporary impairment losses totaling $8,048 on available-for-sale securities.
(2) includes a gain of $2,465 on the sale of the Ritchie County, West Virginia branch offices.
(3) merger-related expenses in 2005, are primarily related to the acquisitions of Winton Financial Corporation and Western
Ohio Financial Corporation.
(4) restructuring costs associated with a reduction of WesBanco's workforce through layoffs and business unit restructuring.
(5) the yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 5
(unaudited, dollars in thousands)			% Change		% Change
Balance sheet (period end)			March 31, 2005 to		December 31, 2005
Assets	March 31, 2006	March 31, 2005	March 31, 2006	December 31, 2005	to March 31, 2006
Cash and due from banks	$99,071	$71,138	39.27%	$108,176	(8.42)%
Due from banks - Interest bearing	1,225	3,555	(65.54)	2,432	(49.63)
Federal funds sold	-	-	-	-	-
Securities	936,018	1,138,094	(17.76)	992,564	(5.70)
Loans:
Commercial and commercial real estate	1,565,591	1,489,547	5.11	1,535,503	1.96
Residential real estate	926,928	1,029,102	(9.93)	958,626	(3.31)
Consumer and home equity	442,854	444,586	(0.39)	446,751	(0.87)
Total loans	2,935,373	2,963,235	(0.94)	2,940,880	(0.19)
Allowance for loan losses	(32,291)	(32,225)	0.20	(30,957)	4.31
Net loans	2,903,082	2,931,010	(0.95)	2,909,923	(0.24)
Premises and equipment, net	63,899	62,363	2.46	64,707	(1.25)
Goodwill	137,258	136,619	0.47	137,258	-
Core deposit intangible, net	9,767	12,304	(20.62)	10,400	(6.09)
Other assets	196,990	202,530	(2.74)	196,655	0.17
Total Assets	$4,347,310	$4,557,613	(4.61)%	$4,422,115	(1.69)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$398,408	$359,871	10.71%	$392,116	1.60%
Interest bearing demand deposits	324,572	324,268	0.09	325,582	(0.31)
Money market accounts	404,612	577,532	(29.94)	444,071	(8.89)
Savings deposits	467,968	448,659	4.30	462,601	1.16
Certificates of deposit	1,396,463	1,359,260	2.74	1,403,954	(0.53)
Total deposits	2,992,023	3,069,590	(2.53)	3,028,324	(1.20)
Federal Home Loan Bank borrowings	574,745	711,415	(19.21)	612,693	(6.19)
Other borrowings	237,437	225,893	5.11	244,301	(2.81)
Junior subordinated debt	87,638	87,638	-	87,638	-
Other liabilities	39,296	39,031	0.68	33,929	15.82
Shareholders' equity	416,171	424,046	(1.86)	415,230	0.23
Total Liabilities and Shareholders' Equity	$4,347,310	$4,557,613	(4.61)%	$4,422,115	(1.69)%

Average balance sheet and	For the Three Months Ended
net interest margin analysis	March 31,
	2006			2005
	Average	Annualized	Average	Average	Annualized	Average
Assets	Volume	Interest	Rate	Volume	Interest	Rate
Due from banks - interest bearing	$ 1,806	$ 44	2.44%	$ 6,736	$ 81	1.20%
Loans, net of unearned income	2,927,528	185,469	6.34%	2,959,371	173,764	5.87%
Securities:
Taxable	582,779	23,792	4.08%	713,712	27,628	3.87%
Tax-exempt	398,180	26,511	6.66%	410,699	28,837	7.02%
Total securities	980,959	50,303	5.13%	1,124,411	56,465	5.02%
Federal funds sold	-	-	0.00%	3,690	88	2.38%
Other earning assets (1)	43,444	1,792	4.12%	48,278	1,692	3.50%
Total earning assets	3,953,737	$ 237,608	6.01%	4,142,486	$ 232,090	5.60%
Other assets	396,807			407,192
Total Assets	$ 4,350,544			$ 4,549,678

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 320,452	$ 2,214	0.69%	$ 330,477	$ 1,326	0.40%
Money market accounts	425,387	8,902	2.09%	588,321	10,796	1.84%
Savings deposits	465,307	5,175	1.11%	437,892	2,255	0.51%
Certificates of deposit	1,409,658	50,666	3.59%	1,352,283	39,083	2.89%
Total interest bearing deposits	2,620,804	66,957	2.55%	2,708,973	53,460	1.97%
Federal Home Loan Bank borrowings	602,733	21,730	3.61%	719,746	24,102	3.35%
Other borrowings	215,088	9,093	4.23%	221,499	4,867	2.20%
Junior subordinated debt	87,638	5,491	6.27%	74,580	4,295	5.76%
Total interest bearing liabilities	3,526,263	$ 103,271	2.93%	3,724,798	$ 86,724	2.33%
Non-interest bearing demand deposits	373,061			359,619
Other liabilities	35,566			34,179
Shareholders' equity	415,654			431,082
Total Liabilities and
Shareholders' Equity	$ 4,350,544			$ 4,549,678

Taxable equivalent net interest spread			3.08%			3.27%
Taxable equivalent net interest margin			3.40%			3.51%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Statement of income	2006	2005	2005	2005	2005
Interest income	$ 56,447	$ 57,096	$ 56,231	$ 56,534	$ 54,884
Interest expense	25,464	24,742	23,643	22,666	21,383
Net interest income	30,983	32,354	32,588	33,868	33,501
Provision for loan losses	2,640	2,142	2,141	1,919	1,843
Net interest income after provision for
loan losses	28,343	30,212	30,447	31,949	31,658
Non-interest income
Trust fees	4,058	3,538	3,541	3,512	3,714
Service charges on deposit accounts	3,797	3,515	2,834	2,723	2,462
Net securities (losses)/gains	(7,942)	59	141	1,068	753
Other income	5,501	2,710	3,324	2,637	2,602
Total non-interest income	5,414	9,822	9,840	9,940	9,531
Non-interest expense
Salaries and employee benefits	13,416	13,446	14,420	14,528	13,896
Net occupancy	2,013	1,776	1,844	1,751	1,796
Equipment	2,030	1,969	2,018	2,190	2,204
Core deposit intangibles	633	654	665	685	663
Merger-related expenses (1)	-	-	15	70	493
Restructuring expenses (2)	540	-	952	-	-
Other operating	8,180	8,790	7,749	8,269	8,077
Total non-interest expense	26,812	26,635	27,663	27,493	27,129
Income before income taxes	6,945	13,399	12,624	14,396	14,060
Provision for income taxes	1,361	2,850	2,754	3,138	2,980
Net income	$ 5,584	$ 10,549	$ 9,870	$ 11,258	$ 11,080

Taxable equivalent net interest income	$ 33,303	$ 34,786	$ 35,111	$ 36,448	$ 36,024

Per common share data
Net income per common share - basic	$ 0.25	$0.48	$ 0.44	$ 0.50	$ 0.48
Net income per common share - diluted	$ 0.25	$0.48	$ 0.44	$ 0.50	$ 0.48
Dividends declared	$ 0.265	$0.26	$ 0.26	$ 0.26	$ 0.26
Book value (period end)	$ 18.98	$18.91	$ 18.74	$ 18.82	$ 18.62
Tangible book value (period end)	$ 12.28	$12.19	$ 12.08	$ 12.15	$ 12.08
Average shares outstanding - basic	21,937,948	22,070,906	22,260,541	22,587,213	22,992,398
Average shares outstanding - diluted	21,998,750	22,127,684	22,320,674	22,643,463	23,043,874
Period end shares outstanding	21,925,266	21,955,359	22,156,096	22,321,525	22,769,417
Full time equivalent employees	1,165	1,200	1,254	1,311	1,358

Selected ratios
Return on average assets	0.52%	0.95%	0.88%	0.99%	0.99%
Return on average equity	5.45%	10.09%	9.35%	10.66%	10.42%
Yield on earning assets (3)	6.01%	5.88%	5.78%	5.71%	5.60%
Cost of interest bearing liabilities	2.93%	2.74%	2.59%	2.44%	2.33%
Net interest spread (3)	3.08%	3.14%	3.19%	3.27%	3.27%
Net interest margin (3)	3.40%	3.45%	3.46%	3.52%	3.51%
Efficiency (3)	69.25%	59.71%	61.54%	59.27%	59.55%
Average loans to average deposits	97.78%	96.92%	95.80%	96.36%	96.44%
Trust Assets, market value at period end	$ 2,871,129	$ 2,599,463	$ 2,598,993	$ 2,557,916	$ 2,589,631

(1) merger-related expenses in 2005, are primarily related to the acquisitions of Winton Financial Corporation and Western.
Ohio Financial Corporation.
(2) restructuring costs associated with a reduction of WesBanco's workforce through layoffs and business unit restructuring.
(3) the yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 7
(unaudited, dollars in thousands)
Quarter Ended
March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Asset quality data	2006	2005	2005	2005	2005
Non-performing assets:
Non-accrual loans	$ 14,129	$ 9,920	$ 9,812	$ 10,941	$ 8,476
Renegotiated loans	-	-	-	-	-
Total non-performing loans	14,129	9,920	9,812	10,941	8,476
Other real estate and repossessed assets	2,692	1,868	1,929	2,525	2,497
Total non-performing loans and assets	$ 16,821	$ 11,788	$ 11,741	$ 13,466	$ 10,973
Loans past due 90 days or more	$ 6,528	$ 10,054	$ 8,411	$ 7,585	$ 8,032

Non-performing assets/total assets	0.39%	0.27%	0.27%	0.30%	0.24%
Non-performing assets/total loans, other real
estate and repossessed assets	0.57%	0.40%	0.40%	0.46%	0.37%
Non-performing loans/total loans	0.48%	0.34%	0.33%	0.37%	0.29%
Non-performing loans and loans past due 90
days or more/total loans	0.70%	0.68%	0.62%	0.63%	0.56%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.79%	0.74%	0.69%	0.72%	0.64%

Allowance for loan losses
Allowance for loan losses	$ 32,291	$ 30,957	$ 32,497	$ 32,348	$ 32,225
Provision for loan losses	2,640	2,142	2,141	1,919	1,843
Net loan charge-offs	1,306	3,682	1,993	1,795	1,051
Annualized net loan charge-offs /average loans	0.18%	0.50%	0.27%	0.24%	0.14%
Allowance for loan losses/total loans	1.10%	1.05%	1.11%	1.10%	1.09%
Allowance for loan losses/non-performing loans	2.29	x	3.12	x	3.31	x	2.96	x	3.80	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.56	x	1.55	x	1.78	x	1.75	x	1.95	x

Capital ratios
Tier I leverage capital	8.56%	8.46%	8.38%	8.17%	8.34%
Tier I risk-based capital	11.98%	11.94%	11.92%	11.93%	12.03%
Total risk-based capital	13.06%	12.97%	13.01%	13.01%	13.09%
Shareholders' equity to assets	9.55%	9.42%	9.43%	9.34%	9.30%
Tangible equity to tangible assets (1)	6.38%	6.28%	6.31%	6.24%	6.52%

(1) tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information		Page 8
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of merger-related expenses, restructuring expenses, and other-than-temporary impairment losses on available-for-sale securities are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended
	March 31,
	2006	2005
Net income	$ 5,584	$ 11,080
Add: merger-related expenses, net of tax (1)	-	296
Add: restructuring expenses, net of tax (1)	324	-
Add: other-than-temporary impairment losses, net of tax (1)	4,829	-
Subtract: gain on branch sale, net of tax (1)	(1,479)	-
Core operating earnings	$ 9,258	$ 11,376

Net income per common share (3)	$ 0.25	$ 0.48
Effects of merger-related expenses, net of tax (1)	-	0.01
Effects of restructuring expenses, net of tax (1)	0.02	-
Effects of other-than-temporary impairment losses, net of tax (1)	0.22	-
Effects of gain on branch sale, net of tax (1)	(0.07)	-
Core operating earnings per common share (3)	$ 0.42	$ 0.49

Selected ratios
Return on average assets	0.52%	0.99%
Effects of merger-related expenses, net of tax (1)	0.00%	0.02%
Effects of restructuring expenses, net of tax (1)	0.03%	0.00%
Effects of other-than-temporary impairment losses, net of tax (1)	0.45%	0.00%
Effects of gain on branch sale, net of tax (1)	(0.14%)	0.00%
Core return on average assets	0.86%	1.01%

Return on average equity	5.45%	10.42%
Effects of merger-related expenses, net of tax (1)	0.00%	0.28%
Effects of restructuring expenses, net of tax (1)	0.32%	0.00%
Effects of other-than-temporary impairment losses, net of tax (1)	4.71%	0.00%
Effects of gain on branch sale, net of tax (1)	(1.44%)	0.00%
Core return on average equity	9.04%	10.70%

Efficiency ratio (2)	69.25%	59.55%
Effects of merger-related expenses	0.00%	(1.08%)
Effects of restructuring expenses	(1.61%)	0.00%
Effects of other-than-temporary impairment losses	(13.79%)	0.00%
Effects of gain on branch sale	5.45%	0.00%
Core efficiency ratio	59.30%	58.47%

(1) the related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) the yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) the dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.